Exhibit 99.1

GENTEX PROMOTES BOEHM TO CHIEF OPERATIONS OFFICER

ZEELAND, MICHIGAN, January 2, 2025 – Gentex Corporation (NASDAQ: GNTX) today announced the promotion of Chief Technology Officer Neil Boehm to Chief Operations Officer, a move designed to help better align the company’s business operations with its innovation and product strategies.
Gentex is a technology company and long-time supplier of electro-optical products for the global automotive, aerospace, fire protection and medical industries. The company is best known for automotive electronics, but continues to grow its capabilities in vision systems, sensing, AI development, biometrics, home automation, and more.
“As an actively expanding technology company with ambitious growth targets, it’s critical that we treat operational excellence with the same focus as we do technology and innovation,” said Gentex President and CEO Steve Downing. “Neil is an exceptional leader and has a unique blend of technical skills, operational focus, and business acumen. This combination is necessary to guarantee that Gentex operates with a focus on technology adoption and deployment that supports our long-term growth plans and keeps us committed to the high quality levels our customers expect.”
Boehm joined Gentex in 2001 as a program manager and served in various roles with increased responsibilities in product development and engineering, including Vice President of Engineering. In 2018, he was promoted to Chief Technology Officer and has been central to the development of the company’s expanding product and technology portfolio. As part of his new role, Boehm will also continue to operate as CTO.
Boehm began his engineering career at Johnson Controls where he served as engineering manager. During his time there he developed vast experience with international customers, including an expatriate assignment in Japan. He is a native of Wisconsin and graduated summa cum laude from Michigan Technological University with a Bachelor of Science degree in Electrical Engineering.

Exhibit 99.1

Founded in 1974, Gentex Corporation (NASDAQ: GNTX) is a technology company that leverages its core competencies, strategic partnerships, acquisitions, and ongoing research to create market-leading positions in a variety of verticals. You can view some of the Company’s latest technology at www.gentex.com.
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Gentex Media Contact	Gentex Investor Relations Contact
Craig Piersma	Josh O'Berski
(616) 772-1590 x4316	(616) 931-3505
craig.piersma@gentex.com	josh.oberski@gentex.com